Heartland Bancshares, Inc. Announces First Quarter Earnings.

Franklin, Ind. - May 9, 2005, Heartland Bancshares, Inc. IN (HRTB – OTC BB) announced that it recorded net income of $313,000 or $.22 per share for the quarter ended March 31, 2005. Comparatively, Heartland recorded net income of $349,000 or $.25 per share for the quarter ended March 31, 2004, a decrease of $36,000 or 10.32%. Heartland recorded negative provision for loan losses of $200,000 in the first quarter 2004 due to loan recoveries. Heartland recorded expenses related to a terminated merger agreement of $74,000 in the first quarter 2005. Excluding the after-tax effects of those two items in those two quarters, Heartland would have shown a significant improvement to net income on a quarter to quarter comparison.

Net interest income increased by $171,000 to $1,803,000 for the first quarter of 2005, from $1,632,000 for the first quarter of 2004. The increase in net interest income is primarily attributable to higher average levels of loans and investment securities in 2005 compared to 2004. Non-interest income was $51,000 higher in 2005 compared to 2004 due to higher volume of deposit fee income and investment commissions. Non-interest expenses increased by $32,000 in the first quarter 2005 compared to 2004 due to the $74,000 of expenses recorded in 2005 related to a terminated merger agreement.

Heartland's first quarter 2005 net income included $60,000 of provision for loan loss expense compared to the benefit of a $200,000 negative provision for loan loss expense for the first quarter 2004. Heartland’s allowance for loan losses at March 31, 2005 was $2,436,000 or 1.91% of loans. Non-performing assets total $3,638,000 or 1.85% of total assets at March 31, 2005 and include $892,000 of non-accrual loans, $2,159,000 of loans greater than 90 days past due and still accruing and $587,000 of other real estate and repossessed assets. Non-performing assets totaled $1,955,000 or 1.00% of total assets at December 31, 2004.

Total assets increased $10,465,000 to $196,302,000 at March 31, 2005 from $185,837,000 at December 31, 2004. During this same period, total deposits increased by $9,736,000 to $165,398,000 at March 31, 2005, while gross loans increased $3,075,000 to $127,414,000 at March 31, 2005. Total shareholders equity increased to $13,602,000 and book value per share was $9.66 at March 31, 2005.

President Steve Bechman commented “We are pleased to report improvements in net interest income and non-interest income combined with loan, deposit and total asset growth. Our asset growth was partially spurred by a $7 million deposit by one customer during the last week of the quarter, which we do not expect to remain in the bank long term. However, we have begun to reemphasize loan and deposit growth, which is evidenced by our first quarter 2005 growth levels in loans and deposits excluding that $7 million. Our non-performing assets increased during the quarter and we have taken steps to reverse that trend including replacing our departed chief credit officer with a seasoned senior lending officer and by moving a loan operations staff person to collections specialist. During its regular strategic planning process our board of directors recently re-established internal asset and revenue growth targets and related implementation strategies, which we believe will help us achieve our ultimate goal of improving shareholder value. The board also reaffirmed our commitment to remain an independent community bank focusing on promoting excellent customer service.”

Heartland Community Bank is the wholly owned subsidiary of Heartland Bancshares, Inc. and began banking operations December 17, 1997 in Johnson County, Indiana on the southern edge of the Indianapolis metro area.

Contact: Steve Bechman, President or Jeff Joyce, CFO (317) 738-3915

HEARTLAND BANCSHARES, INC.

SELECT BALANCE SHEET DATA

March 31, 2005 and December 31, 2004

(Dollar amounts in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
Total cash and cash equivalents	$11,280	$12,021
Securities available-for-sale	40,497	42,162
Loans	127,414	124,339
Allowance for loan losses	2,436	2,491
Total deposits	165,398	155,662
Total Liabilities	182,700	172,331
Shareholders' equity	13,602	13,506
Total assets	$196,302	$185,837

HEARTLAND BANCSHARES, INC.

SELECTED INCOME STATEMENT DATA

Three Months ended March 31, 2005 and 2004

(Dollar amounts in thousands, except per share data)

(Unaudited)

	2005	2004
Interest income	$2,494	$2,177
Interest expense	691	545
Net interest income	1,803	1,632
Provision for loan losses	60	(200)
Noninterest income	496	444
Noninterest expense	1,768	1,736
Income taxes	158	191
Net income	$313	$349
Basic earnings per share	$.22	$.25

Forward-Looking Statements

Heartland's statements in this press release regarding its financial performance and its future strategic plans may be deemed to include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Factors that could cause Heartland's future results, asset quality, financial condition and strategic direction to vary from management's plans or expectations include the effects of changes in prevailing levels of interest rates or in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; actions of the Federal Reserve Board; changes in accounting principles and interpretations; the possibility of adverse results or settlements in connection with legal claims or proceedings, regardless of the merits of Heartland's defenses to such claims or in such proceedings; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and Heartland undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.